UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

________________________________________

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 ________________________________________

Omega Commercial Finance Corporation

(Exact Name of Small Business Issuer in its Charter)

WYOMING		83-0219465
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

200 South Biscayne Blvd, Suite 4450

Miami, Florida 33131

 (305) 677-0306

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Jon S. Cummings, IV

200 South Biscayne Blvd, Suite 4450

Miami, Florida 33131

 (305)677-0306

 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

GREGG E. JACLIN, ESQ.

ANSLOW & JACLIN, LLP

195 Route 9 South, Suite 204

Manalapan, NJ 07726

TELEPHONE NO.: (732) 409-1212

FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share (1)(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	4,829,654	$.30	$1,448,896.20	$56.93
Total	4,829,654	$.30	$1,448,896.20	$56.93

(1) The shares of our Common Stock being registered hereunder are being registered for resale by the selling securityholders named in the prospectus. In accordance with Rule 415, the number of shares being registered pursuant to the Investment Agreement with Dutchess Private Equities Fund, Ltd. is 4,829,654.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the closing price of $.30 on the OTC Bulletin Board on February 6, 2008.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED FEBRUARY, 2008

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

4,829,654 SHARES OF

COMMON STOCK

      This prospectus relates to the resale of up to 4,829,654 shares of our Common Stock, par value $0.01 per share (“Common Stock”) issuable to Dutchess Private Equities Fund, Ltd. (“Dutchess” or the “Selling Securityholder”).  The Selling Securityholders may sell their common stock from time to time at prevailing market prices.

       Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol “OCFN.” On February 8, 2008, the closing price as reported was $.30.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OMEGA COMMERCIAL FINANCE CORPORATION IS CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT.

The Date of This Prospectus is: February, 2008

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision .

ABOUT OUR COMPANY

On November 6, 2001, we were incorporated in the State of Delaware under the name American Resource Omega Commercial Finance Corporation, originally DOL Resources, Inc. (the “Company”) was incorporated in the state of Wyoming on November 6, 1973. Prior to the closing, the Company was a “shell” with nominal assets. From November 6, 1973 until September 30, 2002, the Company bought, sold, and leased oil and gas properties. It also explored and developed properties, through joint ventures or subcontracting.  Effective October 1, 2002, the Company sold its oil and gas properties to Glauber Management Company. On October 2, 2002, the Company ceased any operations and became a development stage company, whose activities were limited to the organization of the company.  On September 14, 2007, the Company entered into a share exchange agreement with Omega Capital Funding LLC, whereby the Company became sole owner of Omega Capital Funding, LLC.

The Company will act as a holding company for its subsidiaries, and will continue to allow its subsidiaries to operate in the manner they have been operating.  The Company will also function in an advisory capacity for managerial decisions.

 Where You Can Find Us

We are located at 305 South Biscayne Blvd., Suite 4450, Miami, Florida 33131.  Our telephone number is (305) 677-0306.

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THE OFFERING

COMMON SHARES OUTSTANDING PRIOR TO OFFERING
Common Stock, $0.01 par value	14,550,335

Common Stock Offered by Selling Securityholders	4,829,654

Use of Proceeds

We will not receive any proceeds from the sale by the Selling Securityholders of shares in this offering, except upon drawdowns made pursuant to the equity line. See “Item 4. Use of Proceeds.” However, we will receive proceeds from the exercise of the warrants which will be used to working capital.

Risk Factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

OTC Symbol	OCFN.OB

Executive Offices	Currently, our executive offices are located at 200 South Biscayne Blvd., Suite 4450, and our telephone number is (305) 677-0306.

TRANSACTION SUMMARY

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND, LTD

On February 6, 2008, we entered into an Investment Agreement (the “Agreement”) with Dutchess Private Equities Fund, Ltd. (the “Investor”).   Pursuant to this Agreement, the Investor shall commit to purchase up to $20,000,000 of our common stock over the course of thirty-six (36) months. The amount that we shall be entitled to request from each purchase (“Puts”) shall be equal to, at our election, either (i) up to $250,000 or (ii) 200% of the average daily volume (U.S. market only) of the common stock for the three (3) trading days prior to the applicable put notice date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the put date.  The put date shall be the date that the Investor receives a put notice of a draw down by us. The purchase price shall be set at ninety-four percent (93%) of the lowest closing bid price of the common stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the put notice date. There are put restrictions applied on days between the put date and the closing date, which would be seven days following the put notice, with respect to that particular Put. During this time, we shall not be entitled to deliver another put notice.  Although cash received from each Put will increase our liquidity, the sale of our common stock to the Investor in accordance with the Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline.

In connection with the Agreement, we entered into a Registration Rights Agreement with the Investor (“Registration Agreement”). Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Agreement within fifteen (15) days after the

February 6, 2008 execution of the Agreement.  In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) days after the February 6, 2008 execution of the Agreement. The Agreement does not impose any penalties on us for failure to meet either the 15 day or 90 day obligations, however, we shall endeavor to meet both such deadlines.

We agreed to pay the Investor $15,000 in cash for preparation of the Agreement and the Registration Agreement.

SUMMARY INFORMATION AND RISK FACTORS

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis and Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from December 31, 2006 and December 31, 2005 are derived from our December 31, 2006 audited financial statements. The statement of operations and balance sheet data for the three months ended September 30, 2007 were derived from our unaudited financial statements for the period ended June 30, 2007.

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	Nine Months ended September 30, 2007	Year ended December 31, 2006	Year ended December 31, 2005
	(Unaudited)	(audited)	(audited)
STATEMENT OF OPERATIONS
Revenues	$1,488,316	$483,500	$572,469
Total Operating Expenses	1,288,887	867,798	430,430
Net Income (Loss)	199,707	(384,298)	142,039

	As of September 30, 2007	As of December 31, 2006
	(Unaudited)	(audited)
BALANCE SHEET DATA

Cash	$137,065	$8,217
Total Assets	186,214	103,726
Total Liabilities	527,222	345,969
Stockholders’ Deficiency	(111,046)	(242,244)

WHERE YOU CAN FIND US

Our executive offices are located at 200 South Biscayne Blvd., Suite 4450, and our telephone number is (305) 677-0306.

RISK FACTORS

The following risk factors should be considered carefully in addition to the other information contained in this report. This report contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis” and “Business,” as well as other sections in this report, discuss some of the factors that could contribute to these differences.

The forward-looking statements made in this report relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This report also contains market data related to our business and industry. These market data include projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our Common Stock.

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF OUR COMMON STOCK PURSUANT TO THE INVESTMENT AGREEMENT.

The sale of our common stock to Dutchess Private Equities Fund, Ltd. in accordance with the Investment Agreement may have a dilutive impact on our shareholders.  As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Dutchess Private Equities Fund, Ltd. in order to drawdown on the Equity Line. If our stock price decreases, then our existing shareholders would experience greater dilution.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

DUTCHESS PRIVATE EQUITIES FUND, LTD WILL PAY LESS THAT THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our  common  stock to be issued  under the  Investment  Agreement  will be purchased at a six percent (7%)  discount  to the lowest  closing  bid price  during the five trading days immediately following our notice to Dutchess Private Equities Fund, Ltd. of our election to exercise our "put" right.  Dutchess Private Equities Fund, Ltd. has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Dutchess Private Equities Fund, Ltd. sells our shares, the price of our common stock may decrease.  If our stock price decreases, Dutchess Private Equities Fund, Ltd. may have a further incentive to sell such shares.  Accordingly, the discounted sales price in the Investment Agreement may cause the price of our common stock to decline.

EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF OUR COMMON STOCK PURSUANT TO THE INVESTMENT AGREEMENT.

The sale of our common stock to Dutchess Private Equities Fund, Ltd. in accordance with the Investment Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Dutchess Private Equities Fund, Ltd. in order to drawdown on the Equity Line. If our stock price decreases, then our existing shareholders would experience greater dilution. At a stock price of $0.30 or less, we would have to issue approximately 66,666,667 shares in order to drawdown on the full Equity Line.  Accordingly, we may be required to file one or more registration statements to cover all shares under the Equity Line.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

WE ARE REGISTERING 4,829,654 SHARES OF COMMON STOCK TO BE ISSUED UNDER THE EQUITY LINE OF CREDIT.  THE SALE OF SUCH SHARES COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

We are registering 4,829,654 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Equity Line of Credit.  The sale of these shares into the public market by Dutchess could depress the market price of our common stock.  As of February 8, 2008, there were 14,550,335 shares of our common stock issued and outstanding.

THERE MAY NOT BE SUFFICIENT TRADING VOLUME IN OUR COMMON STOCK TO PERMIT US TO GENERATE ADEQUATE FUNDS FROM THE EXERCISE OF OUR PUT.

The Investment Agreement provides that the dollar value that we will be permitted to put to Dutchess will be our choice of either: (A) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $250,000.   Based on the formula in the Investment Agreement, however, it is possible that we would only be permitted to exercise a put for

$250,000, as there may not be sufficient trading volume in our common stock to permit us to draw down more than $250,000 per each put.  Being unable to draw down on the full $20,000,000 financing which may not provide adequate funding for our planned operations.

NONE OF THE COMPANY'S OFFICERS, DIRECTORS, INSIDERS, AFFILIATES OR OTHER RELATED PARTIES MAY SELL ANY SHARES OF COMMON STOCK FOR FIVE TRADING DAYS AFTER A PUT NOTICE IS DELIVERED AND THEREFORE ADDITIONAL CAPITAL RAISING ACTIVITIES WILL BE LIMITED.

None of our officers, directors, insiders, affiliates or other related parties may sell any shares of common stock for five trading days after a put notice is delivered.  Based on this restriction, our additional capital raising activities will be limited.

AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT, WE HAVE AGREED TO MAKE LATE PAYMENTS TO THE INVESTOR FOR LATE ISSUANCE OF SECURITIES AFTER THE SEVEN DAYS FOLLOWING DELIVERY OF A PUT NOTICE.  WE MUST MAKE ANY PAYMENTS INCURRED IN IMMEDIATELY AVAILABLE FUNDS UPON DEMAND BY THE INVESTOR. NOTHING HEREIN SHALL LIMIT THE INVESTOR’S RIGHT TO PURSUE ACTUAL DAMAGES FOR OUR POTENTIAL FAILURE TO ISSUE AND DELIVER THE SECURITIES TO THE INVESTOR, EXCEPT THAT SUCH LATE PAYMENTS SHALL OFFSET ANY SUCH ACTUAL DAMAGES INCURRED BY THE INVESTOR.

After the effective date of the registration statement, we have agreed to make late payments to the investor for late issuance of securities after the seven days following delivery of a put notice.  As such, if we are late in the issuance of securities in accordance with the put notice, we will be subject to late payments.  The following sets forth the exact amount of the late payment based upon the number of days late and the value of the common stock.

LATE PAYMENT FOR EACH NO. OF DAYS LATE	$10,000 WORTH OF COMMON STOCK
1	$100
2	$200
3	$300
4	$400
5	$500
6	$600
7	$700
8	$800
9	$900
10	$1,000
Over 10	$1,000 + $200 for each
Business Day late beyond 10 days

IF THE COMPANY FAILS TO DELIVER ANY PORTION OF THE SHARES OF THE PUT TO THE INVESTOR AND THE INVESTOR’S PURCHASES, IN AN OPEN MARKET TRANSACTION OR OTHERWISE, SHARES OF COMMON STOCK NECESSARY TO MAKE DELIVERY OF SHARES WHICH WOULD HAVE BEEN DELIVERED IF THE FULL AMOUNT OF THE SHARES TO BE DELIVERED TO THE INVESTOR BY THE COMPANY, THEN WE MUST PAY TO THE INVESTOR, IN ADDITION TO ANY OTHER AMOUNTS DUE TO INVESTOR PURSUANT TO THE PUT AND A OPEN MARKET ADJUSTMENT AMOUNT.

If the company fails to deliver any portion of the shares of the put to the investor and the investor’s purchases, in an open market transaction or otherwise, shares of common stock necessary to make delivery of shares which would have been delivered if the full amount of the shares to be delivered to the investor by the company, then we must pay to the investor, in addition to any other amounts due to investor pursuant to the put and a open market adjustment amount.  The "open market adjustment amount" is the amount equal to the excess, if any, of (x) the investor total purchase price (including brokerage commissions, if any) for the open market share purchase minus (y) the net proceeds (after brokerage commissions, if any) received by the investor from the sale of the put shares due.  We must pay the open market adjustment amount to the investor in immediately available funds within five (5) business days of written demand by the investor.  By way of illustration and not in limitation of the foregoing, if the investor purchases shares of common stock having a total purchase price (including brokerage commissions) of $11,000 to cover an open market purchase with respect to shares of common stock it sold for net proceeds of $10,000, the open market purchase adjustment amount which we will be required to pay to the investor will be $1,000.

OUR STOCK IS THINLY TRADED, AS A RESULT YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO LIQUIDATE YOUR SHARES.

The shares of our common stock are thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if you need money or otherwise desire to liquidate their shares.

WE HAVE A LIMITED OPERATING HISTORY, HAVE NO LIMITED REVENUES TO DATE AND BASED ON THIS THERE IS NO ASSURANCE THAT WE WILL BECOME A SUCCESSFUL BUSINESS.

We are a development stage company with no operations or revenues to date. We intend to utilize both design/build and turn-key equipment contracts, operation and maintenance contactors to operate various components of our first installation and will assemble a management and operations team familiar with the plant’s process system. However, our likelihood of success must be considered in light of all of the risks, expenses and delays inherent in establishing a new business, including, but not limited to, unforeseen expenses, complications and delays, established competitors and other factors. The services of seasoned contracted operators and experienced key management professionals, is no assurance that we will ever achieve profitable operations.

OUT LIMITED OPERATING HISTORY MAY NOT SERVE AS AN ADEQUATE BASIS TO JUDGE OUR FUTURE PROSPECTS AND RESULTS OF OPERATIONS.

We have a limited operating history, and have been in operation only since February of 2007. This limited operating history, and the unpredictability of the real estate market, makes it difficult for investors to evaluate our business and future operating results. An investor in our securities must consider the risks, uncertainties and difficulties frequently encountered by companies in the real estate market. The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

OUR BUSINESS DEPENDS SUBSTANTIALLY ON THE CONTINUING EFFORTS OF OUR EXECUTIVE OFFICER.

Management’s ability to successfully manage the company’s affairs currently depends on efforts of Jon S. Cummings IV. Management will be relying extensively on his experience, relationships and expertise. If he should die, become disabled or otherwise cease to participate in the Company’s business, then the Company’s ability to select attractive investments and manage its portfolio could be severely impaired. Although these individuals will devote such portion of his time and attention as he believes is necessary to conduct the business and affairs of the Company, he may not devote all of his time and may be involved in other business activities. There can be no assurance that either of these individuals will remain with the Company or other wise carry on his current duties with the Company.

MOST OF THE COMPANY’S INVESTMENTS ARE HIGHLY ILLIQUID THEREFORE THE COMPANY MAY NOT BE ABLE TO REALIZE SUCH INVESTMENTS IN A TIMELY MANNER.

Most of the Company’s investments are highly illiquid with no established market, and there can be no assurance that the Company will be able to realize on such investments in a timely manner. Distributions in kind of illiquid securities to officers and directors may be made. Although loans and other investments by the Company may generate current income, the return of capital and the realization of gains, if any, from an investment generally will occur only upon the partial or complete realization or disposition of such loan or investment.

LOANS MADE BY THE COMPANY MAY BECOME UNCOLLECTIBLE, LARGE AMOUNTS OF UNCOLLECTIBLE DEBT MAY MATERIALLY AFFECT THE PERFORMANCE OF THE COMPANY.

The loans made by the Company are relatively illiquid. Substantial risks are involved in making loans. Most, and possibly all, of the loans will not be guaranteed. Management will attempt to use information to help eliminate uncollectible debt resulting from bankruptcy and death, but no assurance can be made that it will be able to do so. If the Company’s debt portfolio contains a large portion of uncollectible debt it may materially affect the performance of the Company. In addition, if any Borrower defaults on a loan, the Company may be required to expend monies in connection with foreclosure proceedings and other remedial actions which could adversely affect the performance of the Company.

Certain loans made by the Company may be affected by economic, political, interest rate and other risks, any of which could result in an adverse change in the value of the asset that is used as collateral for the loan.

OUR INVESTMENT STRATEGY IS DEPENDANT UPON SERVICERS TO ORIGINATE AND ADMINISTER LOANS, FAILURE OF THE SERVICERS TO ORIGINATE LOANS IN SUFFICIENT QUANTITY AND QUALITY MAY CAUSE THE COMPANY TO FAIL TO EFFECTIVELY IMPLEMENT ITS INVESTMENT STRATEGY.

The Company is or may be largely dependant upon the Servicers to originate and administer loans in the Company’s portfolio. Should the Servicers fail to originate the loans in sufficient quantity and quality, the Company will be unable to effectively implement its investment strategy. Should and Servicer fail to properly administer and service loans, including monitoring Borrower’s compliance with the terms of the relevant loan documents, collecting and forwarding loan payments to the Company, and adequately pursuing and protecting the Company’s rights under the loan documents, any such failure could have a material adverse effect on the Company and its investment operations. In addition, should any Servicer default on its guaranty, if any, of a Borrower’s obligation to repay a loan, such default could have a material adverse effect on the Company and its investment operations. In addition to the Servicers, the Company may retain Mortgage Brokers to introduce loans to the Company that satisfy the Company’s investment criteria, and pay commissions to such Mortgage Brokers based on the value of such loans. Some of these Mortgage Brokers may be deemed to be affiliates of management. Management believes that all commissions payable to such persons or other affiliates of management will be reasonable and consistent with industry standards.

THE COMPANY MAY APPRAISE LOANS AT A VALUE THAT IS MATERIALLY DIFFERENT FROM THE VALUE ULTIMATELY REALIZED.

The Company makes and values loans, in part, on the basis of information and data gathered from independent appraisal professionals. Although management evaluates all such information and data and may seek independent corroboration when appropriate and reasonably available, management is not in a position to confirm the completeness, genuineness or accuracy of such information and data, and in some cases, complete and accurate information may not be available. It is possible that the appraised value of a loan may differ materially from the actual value ultimately realized by the Company with respect to such loan.

THE COMPANY’S LOAN STRATEGY WILL LIKELY BE CONCENTRATED WHICH COULD LEAD TO INCREASED RISK.

Due to the nature of the Company’s collateralized loan strategy, the Company’s portfolio will likely be concentrated in a limited number of loan investments. Thus, the Company’s investors will have limited diversification. In addition, if the Company makes an investment in a single transaction with the intent of refinancing or selling a portion of the investment, there is a risk that the Company will be unable to successfully complete such a financing or sale. This could lead to increased risk as a result of the Company having an unintended long term investment and reduced diversification.

THE COMPANY MAY MAKE INVESTMENT IN FOREIGN COUNTRIES WHICH MAY LEAD TO ADDITIONAL RISKS NOT INHERENT TO DOMESTIC LENDING.

The Company may make investments in foreign countries, some of which may prove to be unstable. As with any investment in a foreign country, there exists the risk of adverse political developments, including nationalization, acts of war or terrorism, and confiscation without fair compensation. Furthermore, any fluctuation in currency exchange rates will affect the value of investments in foreign securities or other assets and any restrictions imposed to prevent capital flight may make it difficult or impossible to exchange or repatriate foreign currency. In addition, laws and regulations of foreign countries may impose restrictions or approvals that would not exist in the United States and may require financing and structuring alternatives that differ significantly from those customarily used in the United States. Foreign countries also may impose taxes on the Company. Management will analyze risks in the applicable foreign countries before making such investments, but no assurance can be given that a political or economic climate, or particular legal or regulatory risks, might not adversely affect an investment by the Company.

THE COMPANY MAY MAKE COLLATERALIZED REAL ESTATE LOANS WHICH MAY SUBJECT THE COMPANY TO CERTAIN RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY.

The Company may make loans collateralized by real estate. Therefore, an investment in the Company may be subject to certain risks associated with the real estate industry in general. These risks include, among others: possible declines in the value of real estate; risks related to general and local economic conditions; possible lack of availability of mortgage funds; overbuilding; extended vacancies of properties; increases in competition, property taxes and operating expenses; changes in zoning laws; costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems; casualty or condemnation losses; uninsured damages from floods, earthquakes or other natural disasters; limitations on and variations in rents; and changes in interest rates. To the extent that the Company’s investments, or the assets of underlying or collateralizing the Company’s investments, are concentrated geographically, by property type or in certain other respects, the Company may be subject to certain of the foregoing risks to a greater extent.

IF THIRD PARTIES DEFAULT OR ENTER BANKRUPTCY THE COMPANY COULD SUFFER LOSSES.

The Company may engage in transactions in securities and financial instruments that involve counterparties. Under certain conditions, the Company could suffer losses if counterparty to a transaction were to default or if the market for certain securities and/or financial instruments were to become illiquid. In addition, the Company could suffer losses if there were a default or bankruptcy by certain other third parties, including brokerage firms and banks with which the Company does business, or to which securities have been entrusted for custodial purposes.

BROKER-DEALER REQUIREMENTS MAY AFFECT TRADING AND LIQUIDITY.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor s account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be penny stocks. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

FAILURE TO MAINTAIN ADEQUATE INTERNAL CONTROLS COULD IMPAIR OUR ABILITY TO PROVIDE ACCURATE FINANCIAL STATEMENTS AND COMPLY WITH THE REQUIREMENTS OF THE SARBANES-OXLEY ACT OF 2002, WHICH COULD CAUSE OUR STOCK PRICE TO DECREASE SUBSTANTIALLY.

Since, prior to the Share Exchange Transaction, Omega Capital Funding, LLC operated as a private company without public reporting obligations, and it had committed limited personnel and resources to the development of the external reporting and compliance obligations that would be required of a public company. Recently, we have taken measures to address and improve our financial reporting and compliance capabilities and we are in the process of instituting changes to satisfy our obligations in connection with joining a public company, when and as such requirements become applicable to us. Prior to taking these measures, we did not believe we had the resources and capabilities to do so. We plan to obtain additional financial and accounting resources to support and enhance our ability to meet the requirements of being a public company. We will need to continue to improve our financial and managerial controls, reporting systems and procedures, and documentation thereof. If our financial and managerial controls, reporting systems or procedures fail, we may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002 as it applies to us. Any failure of our internal controls or our ability to provide accurate financial statements could cause the trading price of our common stock to decrease substantially.

WE DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker- dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

o	Make a suitability determination prior to selling a penny stock to the purchaser;

o	Receive the purchaser’s written consent to the transaction; and

o	Provide certain written disclosures to the purchaser.

FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project”or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulation to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders. However, whenever Dutchess sells shares issued under the equity line we will have received proceeds when we originally put such shares to the Investor.  The proceeds received from any “Puts” tendered to Dutchess under the Equity Line of Credit will be used for payment of general corporate and operating expenses.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock was traded on the Grey Sheets and Pink Sheets markets during the years ending December 31, 2006 and 2005. Our Common Stock began trading on the Over the Counter Bulletin Board (“OTC Bulletin Board”), ticker symbol OCFN, on January 22, 2008. The closing price of the common stock on February 6, 2008 was $.30 per share.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

Holders of Our Common Stock

As of the date of this registration statement, we have approximately 2,482 shareholders of record.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

Forward Looking Statements

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and the other financial information appearing elsewhere in this prospectus.  In addition to historical information contained herein, the following discussion and other parts of this prospectus contain certain forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those discussed in the forward-looking statements due to factors discussed under “Risk Factors”, as well as factors discussed elsewhere in this prospectus.  The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

Overview

Our core investment objective is to achieve advantageous and consistent rates of return by providing short and medium term loans (“Loans”) to borrowers primarily consisting of commercial real estate developers and speculators, business owners, landlords and owners of core and non-core assets described below (collectively, “Borrowers”) when traditional financing is unavailable to such Borrowers for acquisitions, refinancing, construction, development, rehabilitation and master planned subdivisions of various types and stages.  Omega Capital Funding, LLC, (“OCFI”) invests in various alternative commercial real estate financings with an emphasis on Loans secured by commercial real estate and also seeks to invest in financing of non-core assets, including ground up developments and un-entitled land developments, as well as core assets, including office buildings, multi-family residences, shopping centers, and luxury residential estates. The Loans consist of senior debt loans, mezzanine or subordinated loans, preferred equity and other equity participation financing structures.

OCFI follows a “low risk/high yield” profile for its investments. OCFI’s leveraged assets are normally used to originate high yielding first lien senior debt mortgage loans and structured financing programs, as opposed to riskier, less secure mezzanine or equity positions. The Company maintains approximately 70% of its loan portfolio in first lien senior debt mortgage loans. In keeping with OCFI’s “low risk/high yield” profile, on leveraged assets, it lends to Borrowers who have either a strong tract record in the industry, or can pledge equivalent assets, or a combination of both.

Plan of Operations

Many times when a company decides to pursue new opportunities, they find that the barriers of entry are often high or unattainable. Typically, this is due to a lack of capital and the proper advisory services and solutions necessary for these companies to achieve their business potential. OCFI was organized as a private commercial real estate lending company primarily for the purpose of underwriting or investing in loans and/or structured financing programs backed or secured by real estate or other types of related or similar assets or equity interests.

The Company has authority to invest in a wide variety of securities, loans, and real estate related investments, domestic or foreign, of all kinds and descriptions, whether publicly traded or privately placed, including but not limited to common and preferred stocks, bonds and other debt securities, direct ownership interests in real estate, interests in real estate investment funds, loans of all kind (including luxury residential loans and other loans described herein), accounts receivable, notes, convertible securities, limited partnership interests, limited liability company interests, mutual fund shares, options, warrants, derivatives, currencies, monetary instruments and cash and cash equivalents. OCFI does not trade commodities or financial futures on behalf of the Company.

Regardless of the type of Loan, the company’s investment focus is on earning rates of return that exceed the commensurate level of risk associated with each Loan and structured financing program. OFCI  independently assesses the value, volatility, and adequacy of the collateral for each Loan to assure that all Loans made are appropriately collateralized. As part of OFCI’s assurance procedures, the company assesses the ease or repossessing and disposing of collateral for each loan. The company ensures that underlying projects and properties have adequate insurance. Feasibility reports by third party firms are part of the credit assessment prior to the final approval for any investment.

Investment Objective and Strategy

Our core investment objective is to achieve advantageous and consistent rates of return by providing short and medium term loans (“Loans”) to borrowers primarily consisting of commercial real estate developers and speculators, business owners, landlords and owners of core and non-core assets described below (collectively, “Borrowers”) when traditional financing is unavailable to such Borrowers for acquisitions, refinancing, construction, development, rehabilitation and master planned subdivisions of various types and stages. OCFI invests in various alternative commercial real estate financings with an emphasis on Loans secured by commercial real estate and also seeks to invest in financing of non-core assets, including ground up developments and un-entitled land developments, as well as core assets, including office buildings, multi-family residences, shopping centers, and luxury residential estates. The Loans consist of senior debt loans, mezzanine or subordinated loans, preferred equity and other equity participation financing structures.

OCFI follows a “low risk/high yield” profile for its investments. OCFI’s leveraged assets are normally used to originate high yielding first lien senior debt mortgage loans and structured financing programs, as opposed to riskier, less secure mezzanine or equity positions. The Company maintains approximately 70% of its loan portfolio in first lien senior debt mortgage loans. In keeping with OCFI’s “low risk/high yield” profile, on leveraged assets, it lends to Borrowers who have either a strong tract record in the industry, or can pledge equivalent assets, or a combination of both.

Use of Loan Servicers

In carrying out OCFI’s investment strategy, OCFI may seek out and utilize third-party firms (“Servicers”) that specialize in Loan origination and servicing. OCFI performs due diligence on each Servicer in order to evaluate the firm’s experience and expertise in making loans that satisfy investment criteria. Upon completion and review of the due diligence process, those firms that meet the investment criteria will be eligible to enter into Loan origination and servicing agreements with OCFI.

Use Of Other Third Party Feasibility And Evaluation Providers

OCFI utilizes various third party organizations that provide in connection with the implementation of its investment program and important services such as evaluation and feasibility services, closing and escrow services and fund administration services.

Sale of Participations

In the discretion of management, OCFI may sell participation rights in the loans to other entities.

Liquidity and Capital Resources

Our balance sheet as of September 30, 2007 reflects current assets of $186,214 consisting of cash of $137,065 and accounts receivable of $39,149 and total current liabilities of $527,222 consisting of unearned revenue of $400,666, prior income tax payable of $39,149, current income tax payable of $78,609 and other accrued expenses of $8,798.

Cash and cash equivalents from inception to date have been sufficient to cover expenses involved in starting our business. We will require additional funds to continue to implement and expand our business plan during the next twelve months.

Our audited balance sheet as of December 31, 2006 reflects current assets of $8,217 consisting solely of cash.

Cash and cash equivalents from inception to date have been sufficient to cover expenses involved in starting our business. We will require additional funds to continue to implement and expand our business plan during the next twelve months.

Critical Accounting Policies

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use if estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 1 of our financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

BUSINESS

Omega Commercial Finance Corporation

Omega Commercial Finance Corporation, originally DOL Resources, Inc. (the “Company” or “OCF CORP”) was incorporated in the State of Wyoming on November 6, 1973. Prior to the Closing, the Company was a “shell” with nominal assets. From November 6, 1973 until September 30, 2002 the Company bought, sold, and leased oil and gas properties. It also explored and developed properties, usually through joint ventures or farm outs. Effective October 1, 2002, the Company sold its oil and gas properties to Glauber Management Company. On October 2, 2002, the Company became a development stage company, whose activities were limited to the organization of the company. The company did not conduct any research, development or other business, and was not involved in any bankruptcy, receivership or similar proceedings. The company was also not involved with any material reclassification, merger, consolidation or purchase of assets. Prior to the Share Exchange Agreement, the company had not offered any products or services since September 30, 2002.

From 1999 to 2006, the Company reviewed opportunities without successfully consummating any new business. The Company ceased operations and became a public “shell” company.

In an effort to substantiate stockholder value, the Company then sought to identify, evaluate and investigate various companies with the intent that, if such investigation warranted, a reverse merger transaction be negotiated and completed whereby an acquiring company would continue its business as a publicly held entity. As a result of this search, the Company entered into the Share Exchange Agreement with OCFI on September 14, 2007 as described above in Item 2.01. From and after the September 14, 2007 Closing Date, OCFI became a wholly owned subsidiary of the Company.

Omega Capital Funding, LLC

Omega Capital Funding, LLC, (“OCFI”) is a Florida corporation with its principal office location in Miami, Florida. OCFI is principally engaged in financing real estate markets in the United States and globally.

OUR OPERATION

Many times when a company decides to pursue new opportunities, they find that the barriers of entry are often high or unattainable. Typically, this is due to a lack of capital and the proper advisory services and solutions necessary for these companies to achieve their business potential. OCFI was organized as a private commercial real estate lending company primarily for the purpose of underwriting or investing in loans and/or structured financing programs backed or secured by real estate or other types of related or similar assets or equity interests.

The Company has authority to invest in a wide variety of securities, loans, and real estate related investments, domestic or foreign, of all kinds and descriptions, whether publicly traded or privately placed, including but not limited to common and preferred stocks, bonds and other debt securities, direct ownership interests in real estate, interests in real estate investment funds, loans of all kind (including luxury residential loans and other loans described herein), accounts receivable, notes, convertible securities, limited partnership interests, limited liability company interests, mutual fund shares, options, warrants, derivatives, currencies, monetary instruments and cash and cash equivalents. OCFI does not trade commodities or financial futures on behalf of the Company.

Regardless of the type of Loan, the company’s investment focus is on earning rates of return that exceed the commensurate level of risk associated with each Loan and structured financing program. Omega Capital Financing, LLC independently assesses the value, volatility, and adequacy of the collateral for each Loan to assure that all Loans made are appropriately collateralized. As part of Omega Capital Financing, LLC assurance procedures, the company assesses the ease or repossessing and disposing of collateral for each loan. The company ensures that underlying projects and properties have adequate insurance. Feasibility reports by third party firms are part of the credit assessment prior to the final approval for any investment.

Investment Objective and Strategy

Our core investment objective is to achieve advantageous and consistent rates of return by providing short and medium term loans (“Loans”) to borrowers primarily consisting of commercial real estate developers and speculators, business owners, landlords and owners of core and non-core assets described below (collectively, “Borrowers”) when traditional financing is unavailable to such Borrowers for acquisitions, refinancing, construction, development, rehabilitation and master planned subdivisions of various types and stages. OCFI invests in various alternative commercial real estate financings with an emphasis on Loans secured by commercial real estate and also seeks to invest in financing of non-core assets, including ground up developments and un-entitled land developments, as well as core assets, including office buildings, multi-family residences, shopping centers, and luxury residential estates. The Loans consist of senior debt loans, mezzanine or subordinated loans, preferred equity and other equity participation financing structures.

OCFI follows a “low risk/high yield” profile for its investments. OCFI’s leveraged assets are normally used to originate high yielding first lien senior debt mortgage loans and structured financing programs, as opposed to riskier, less secure mezzanine or equity positions. The Company maintains approximately 70% of its loan portfolio in first lien senior debt mortgage loans. In keeping with OCFI’s “low risk/high yield” profile, on leveraged assets, it lends to Borrowers who have either a strong tract record in the industry, or can pledge equivalent assets, or a combination of both.

Use of Loan Servicers

In carrying out OCFI’s investment strategy, OCFI may seek out and utilize third-party firms (“Servicers”) that specialize in Loan origination and servicing. OCFI performs due diligence on each Servicer in order to evaluate the firm’s experience and expertise in making loans that satisfy investment criteria. Upon completion and review of the due diligence process, those firms that meet the investment criteria will be eligible to enter into Loan origination and servicing agreements with OCFI.

Use Of Other Third Party Feasibility And Evaluation Providers

OCFI utilizes various third party organizations that provide in connection with the implementation of its investment program and important services such as evaluation and feasibility services, closing and escrow services and fund administration services.

Sale of Participations

In the discretion of management, OCFI may sell participation rights in the loans to other entities.

Acquisition of ASG Securities, Inc.

ASG Securities, Inc. (“ASG”) was incorporated in 2002 in the state Florida. On September 12, 2007, OCFI entered into a Stock Purchase Agreement, whereby OCFI will acquire 96% of the issued and outstanding Common Stock of ASG. No more than 24% of ASG common stock may be sold to OCFI until the Financial Industry Regulatory Authority (“FINRA”), which was formerly, until July 30th, 2007, the National Association of Securities Dealers, Inc. (formerly the “NASD”) shall have approved control. For that reason, there shall be an initial closing and a final closing.

OCFI agreed to purchase 96% of the issued and outstanding Common Stock for a purchase price of $100,000. OCFI delivered $100,000 at the time of the initial closing and the seller transferred 24% of the issued and outstanding common shares to OCFI. The remaining common shares, representing 72% of the issued and outstanding shares of ASG were placed in Escrow, to be released to OCFI upon approval of the change of control by FINRA. Until such approval is granted by FINRA, the seller shall retain control over ASG

Environmental Matters

None.

Principal Executive Offices

The Company’s principal executive offices are located in Miami, Florida 33131 and our telephone number is (305) 677-0306.

DESCRIPTION OF PROPERTY

The Company’s principal executive offices are located in Miami, Florida 33131 and our telephone number is (305) 677-0306.

MANAGEMENT

The directors and executive officers of the Company are:

Name	Age	Position/Date

Jon S. Cummings, IV	38	Chief Executive Officer, President and Chairman of the Board of Directors

JON S. CUMMINGS, IV , 38.   Jon is responsible for the day to day operation in conjunction with the CEO, including communications to employ additional personnel in the future, such as real estate annalist, surveyors, licensed appraiser, and real estate brokers. Additionally, he is responsible to over see the internal underwriting department to achieve the maximum value in the origination and lending of the investment proceeds. Jon graduated from Ohio University in 1994 with BS dual major in Pre-Law & History. Jon spent the majority of is post gradated years working for his father’s company in the construction management and budgeting in the commercial real estate development and residential building industry. Jon had overseen an estimated one hundred plus million dollars of projects both internationally and domestically.  Currently he is the President/CEO of Omega Capital Funding, LLC which specializes in underwriting commercial real estate projects for institutional capitalization organization that either co-invest, participated, joint venture, and or syndicate loans.

We believe that the members of our board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material revenues to date.  In addition, we currently do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes the functions of such committees can be adequately performed by our board of directors. Further, we are not a "listed company" under SEC rules and thus we are not required to have a compensation committee or a nominating committee.

We do not have any defined policy or procedure requirements for shareholders to submit recommendations or nominations for directors. Our board of directors believes that, given the early stages of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. We do not currently have any specific or minimum criteria for the election of nominees to our board of directors and we do not have any specific process or procedure for evaluating such nominees. Our board of directors assesses all candidates, whether submitted by management or shareholders, and makes recommendations for election or appointment.

A shareholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our Chief Executive Officer at the address appearing on the face page of this Current Report.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors. We do not have any standing committees. Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

None of our Officers and/or Directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

Audit Committee

We do not have a standing audit committee of the Board of Directors. Management has determined not to establish an audit committee at present because of our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Item 401(e) of Regulation S-B is beyond its limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in our financial statements at this stage of our development.

Certain Legal Proceedings

No director, nominee for director, or executive officer has appeared as a party in any legal proceeding material to an evaluation of his ability or integrity during the past five years.

Compliance With Section 16(A) Of The Exchange Act.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively.  Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.  Based on our review of the copies of such forms received by us, and to the best of our knowledge, other than reported in our annual report on Form 10-KSB filed on April 20, 2007, all executive officers, directors and greater than 10% shareholders filed the required reports in a timely manner.

Code Of Ethics

The Board of Directors has established a written code of ethics that applies to the Company’s Chief Executive Officer and Chief Financial Officer. A copy of the Code of Ethics was filed as an exhibit to the Company’s annual report on Form 10-KSB on April 20, 2007. (Commission File Number 0-8447).

Summary Compensation Table. The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officer for all services rendered in all capacities to our company, or any of its subsidiaries, for the years ended July 31, 2007, 2006 and 2005:

SUMMARY COMPENSATION TABLE

Annual Compensation
Name/Title	Year	Salary	Bonus	Other Annual Compensation	Restricted Option Stocks/Payouts Awarded
Jon S. Cummings, IV Director, CEO	2007	$100,000	0	0	0
	2006	$100,000	0	0	0
	2005	$0	0	0	0

Employment Agreement

The Company does not have any formal employment agreements with any of its executive officers.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of February 6, 2008 for:

·	each of our executive officers and directors;
·	all of our executive officers and directors as a group; and
·	any other beneficial owner of more than 5% of our outstanding Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class (2)
Common Stock	Omega Capital Funding, LLC So. Biscayne Blvd Suite 4450 Miami, Fl 33131	12,000,000	82.47%
Common Stock	Jon S. Cummings IV So. Biscayne Blvd Suite 4450 Miami, Fl 33131	1,275,100	8.76%

Officers and Directors As a Group (3 persons)		1,275,100	8.76%

(1)

All of the persons are believed to have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided. The amounts listed in this column represent the total amount of (i) shares currently held by each shareholder; and, (ii) shares issuable pursuant to the exercise of options held by such shareholder.

(2)	For purposes of this table only, this percentage is based on 14,550,335 shares outstanding as of February 6, 2008.

(6)

Mr. Williams owns his shares through Roxborough Holdings Limited, a corporation domiciled in Ontario, Canada. Roxborough Holdings Limited owns 2,712,080 shares of our common stock and warrants to purchase an additional 112,080 shares of our common stock at an exercise price of $1.00 per share. In addition, Mr. Williams owns warrants to purchase 100,000 shares of our common stock at $1.50 per share.

(7)

Saul Brothers Partnership is beneficially owned equally by Ron Saul, Richard Saul, Lawrence Saul and David Saul. Saul Brothers Partnership does not own any rights to options, warrants, rights, conversion privileges or any other similar obligations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None, however any future transactions or loans between us and our officers, directors, principal stockholders or affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party, and will be approved by a majority of disinterested directors.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 Common Shares, $0.001 par value per share 10,000,000 shares of preferred stock at a par value of $5.00 per share.

Common Stock

As of February 6, 2008, 14,550,335 shares of Common Stock are issued and outstanding.  Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  The presence, in person or by proxy, of shareholders holding at least fifty-one (51%) percent of the shares entitled to vote shall be necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or corporate wind up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We have authorized 10,000,000 shares of preferred stock at a par value of $5.00 per share. We currently have no shares of preferred stock issued and outstanding.

Warrants

As of February 6, 2008, we have 0 warrants outstanding.

Options

As of February 6, 2008, we have not granted any stock options.

SELLING STOCKHOLDERS

We agreed to register for resale shares of common stock by the selling securityholders listed below. The selling securityholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. The selling securityholders, and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling securityholders in connection with the sales of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by each of the selling securityholders named below and as adjusted to give effect to the sales of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling securityholders and we have not independently verified this information. The selling securityholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, the selling securityholders have never held any position or office with us, nor are any of the selling securityholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling securityholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Offered		Number of Shares Beneficially Owned After the Offering
Dutchess Private Equities Fund, Ltd.	4,829,654	4,829,654	(2)	0
Total	4,829,654	4,829,654		0

(1)

The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon draws under the Dutchess Equity Line.

(2)	Michael Novielli and Douglas Leighton are the directors of Dutchess Private Equities Fund, Ltd.

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND, LP

On February 6, 2008, we entered into an Investment Agreement (the “Agreement”) with Dutchess Private Equities Fund, Ltd. (the “Investor”).   Pursuant to this Agreement, the Investor shall commit to purchase up to $20,000,000 of our common stock over the course of thirty-six (36) months. The amount that we shall be entitled to request from each purchase (“Puts”) shall be equal to, at our election, either (i) up to $250,000 or (ii) 200% of the average daily volume (U.S. market only) of the common stock for the three (3) trading days prior to the applicable put notice date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the put date.  The put date shall be the date that the Investor receives a put notice of a draw down by us. The purchase price shall be set at ninety-four percent (93%) of the lowest closing bid price of the common stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the put notice date. There are put restrictions applied on days between the put date and the closing date, which would be seven days following the put notice, with respect to that particular Put. During this time, we shall not be entitled to deliver another put notice.  Although cash received from each Put will increase our liquidity, the sale of our common stock to the Investor in accordance with the Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline.

 We understand that a delay in the issuance of Securities beyond the Closing Date could result in economic damage to the Investor. After the Effective Date, as compensation to the Investor for such loss, we have agreed to make late payments in cash to the Investor for late issuance of Securities (delivery of Securities after the applicable Closing Date) in accordance with the following schedule (where "No. of Days Late" is defined as the number of trading days beyond the Closing Date, with the Amounts being cumulative.):

LATE PAYMENT FOR EACH NO. OF DAYS LATE	$10,000 WORTH OF COMMON STOCK

1	$ 100
2	$ 200
3	$ 300
4	$ 400
5	$ 500
6	$ 600
7	$ 700
8	$ 800
9	$ 900
10	$ 1,000
Over 10	$ 1,000 + $200 for each Business Day late beyond 10 days

We shall make any payments incurred under this Section in immediately available funds upon demand by the Investor. Nothing herein shall limit the Investor's right to pursue actual damages for our failure to issue and deliver the Securities to the Investor, except that such late payments shall offset any such actual damages incurred by the Investor, and any Open Market Adjustment Amount, as discussed below.

If, by the third business day after seven day period following the delivery of a put notice, we fail to deliver any portion of the shares of the Put to the Investor (the "Put Shares Due") and the Investor purchases, in an open market transaction or otherwise, shares of Common Stock necessary to make delivery of shares which would have been delivered if the full amount of the shares to be delivered to the Investor by us. (the "Open Market Share Purchase") , then we shall pay to the Investor in cash, in addition to any other amounts due to Investor pursuant to the Put, and not in lieu thereof, the Open Market Adjustment Amount (as defined below).  The "Open Market Adjustment Amount" is the amount equal to the excess, if any, of (x) the Investor's total purchase price (including brokerage commissions, if any) for the Open Market Share Purchase minus (y) the net proceeds (after brokerage commissions, if any) received by the Investor from the sale of the Put Shares Due.  We shall pay the Open Market Adjustment Amount to the Investor in immediately available funds within five (5) business days of written demand by the Investor.  By way of illustration and not in limitation of the foregoing, if the Investor purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover an Open Market Purchase with respect to shares of Common Stock it sold for net proceeds of $10,000, the Open Market Purchase Adjustment Amount which we will be required to pay to the Investor will be $1,000.

In connection with the Agreement, we entered into a Registration Rights Agreement with Dutchess (“Registration Agreement”). Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Agreement within fifteen (15) days after the February 6, 2008 execution of the Original Agreement.

We agreed to pay the Investor $15,000 in cash for preparation of the Agreement and the Registration Agreement.

In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) days after the closing date. The Agreement does not impose any penalties on us for failure to meet either the 15 day or 90 day obligations, however, we shall endeavor to meet both such deadlines.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the convertible notes and upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the common stock, convertible notes and warrants from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

·

on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

·

in the over-the-counter market;

·

in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

·

through the writing of options, whether such options are listed on an options exchange or otherwise;

·

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·

an exchange distribution in accordance with the rules of the applicable exchange;

·

privately negotiated transactions;

·short sales;

·sales pursuant to Rule 144;

broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

·

a combination of any such methods of sale; and

·

any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the convertible notes or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $56.93 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution.  We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL PROCEEDINGS

We are not presently a party to any litigation, nor to our knowledge and belief is any litigation threatened or contemplated.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Hawkins Accounting, CPA. an independent registered public accounting firm, to the extent and for the periods set forth in their report (which describes an uncertainty as to going concern) appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

TRANSFER AGENT

The transfer agent and registrar for our Common Stock is PacWest Transfer.

 AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E , Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at  http://www.sec.gov .

FINANCIAL STATEMENTS

BASIS OF PRESENTATION

The accompanying reviewed financial statements are presented in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB and item 310 under subpart A of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal occurring accruals) considered necessary in order to make the financial statements not misleading, have been included. Operating results for the nine months ended September 30, 2007 are not necessarily indicative of results that may be expected for the year ending December 31, 2007. The financial statements are presented on the accrual basis.

Omega Commercial Finance Corporation
Consolidated Balance Sheet
September 30, 2007
(UNAUDITED)

	2007	2006
ASSETS
Current Assets
Cash in Bank	$137,065	$118,158
Accounts receivable	39,149
Other receivables	10,000
Total Current Assets	186,214	118,158
Fixed Assets
Furniture and Fixtures	76,497	55,238
Equipment	7,704	7,704
Computer Hardware	20,762	14,675
Computer Software	-	-
Other depreciable assets	2,648	2,648
Total Fixed Assets	107,611	80,265
(Less) Accumulated Depreciation	(26,719)	(12,036)
Total Fixed Assets	80,893	68,229
Other Assets
Deposits	19,086	19,086
Investments - broker/dealer	126,400
Intangible Assets (Net of Amortization)	3,583	4,917
Total Other Assets	149,069	24,003
Total Assets	$416,176	$210,390

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Unearned Revenue - pending / litigation	$400,666	$277,000
Prior Income Tax Payable	39,149
Current Period Income Tax Payable	78,609
Other Accrued Expenses	8,798
Total Current Liabilities	527,222	277,000
Long Term Liabilities
Loans Payable	-	25,000
Total Long Term Liabilities	-	25,000
Total Liabilities	527,222	302,000
Shareholders' Equity
Capital stock, 1,500 shares authorized
1,500 shares outstanding	15	15
Paid-In Capital	10,100
Retained Earnings	(121,161)	(91,625)
Total Shareholder's equity	(111,046)	(91,610)
Total Liabilities and Shareholders' Equity	$416,176	$210,390

The accompanying footnotes are in integral part of these financial statements

Omega Commercial Finance Corporation
Consolidated Statement of Operations
September 30, 2007
(UNAUDITED)

	2007	2006

Net sales	$1,488,316	$458,500

Cost of goods sold	-	-

Gross Profit	1,488,316	458,500

General and Administrative Expenses	1,288,887	692,164

Net Income	$199,429	$(233,664)

Interest Income	278	-

Net Income	$199,707	$(233,664)

Provision for Income Tax	78,609	-

Net Income	121,098	(233,664)

Net income per share	$0.02	$(0.01)

Weighted average of outstanding shares	7,376,087	25,500,000

The accompanying footnotes are in integral part of these financial statements
2

Omega Commercial Finance Corporation
Consolidated Statement of Cash Flows
September 30, 2007
(UNAUDITED)

	2007	2006
Cash flows from operations
Net Income (Loss)	$121,098	$(233,664)
Adjustments to reconcile net income to
net operating activities
Depreciation	10,916	7,483
Amortization	750	83
Loss on abandonment of assets	-	-
Stock options for services	-	-
(Increase) Decrease in accounts receivable	(39,149)	-
(Increase) Decrease in other receivables	(10,000)	9,880
(Increase) Decrease in intercompany loans
Increase (Decrease) Unearned Revenue	98,666	277,000
Increase (Decrease) in other accrued expenses	(22,671)	-
Increase (Decrease) in payroll taxes	39,149	-
Increase (Decrease) in income tax	78,609	-
(Increase) Decrease in deposits	-	-
Net cash provided by operations	277,368	60,782

Investing Activities
Purchase of fixed assets	19,720	19,462
Purchase of other assets	126,400	5,000
Net cash used in investing activities	146,120	24,462

Financing Activities	-	-
Sale of Stock	-	-
Costs of PPM	-	-
Borrowings for purchase of assets	10,100	-
Paid-In Capital	(12,500)	25,000
Loans Payable	(2,400)	25,000
Net cash generated by financing activities

Increase (decrease) in cash and equivalents	128,848	61,320
Cash at the beginning of period	8,217	56,837
Cash at the end of period	$137,065	$118,157

Supplemental disclosures to the Statement of Cash Flows
State Franchise tax paid	$-	-
Interest paid	$-	-

The accompanying footnotes are in integral part of these financial statements
3

Omega Commercial Finance Corporation
Consolidated Statement of Shareholders' Equity
September 30, 2007
(UNAUDITED)

			RETAINED
Date	SHARES	AMOUNT	DEFICIT	TOTAL

		Dec-06
December 31, 2005	25,500,500	15	142,039	142,054
Money Raising Costs		-		-
Net (Loss)			(233,664)	(233,644)
September 30, 2006	25,500,500	15	(91,625)	(91,590)

		Sep-07
January 1, 2007		15	(242,259)	(242,244)
Paid-In Capital		10,100		10,100
Net (Loss)			121,098	121,098
September 30, 2007	14,550,000	10,115	(121,161)	(111,046)

The accompanying footnotes are in integral part of these financial statements
4

OMEGA Commercial Finance Corporation

(Formerly DOL Resources)

Notes to Consolidated Financial Statements

Nine Months Ended September 30, 2007 and 2006

(UNAUDITED)

NOTE 1: OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNT POLICIES

Nature of business:

Omega Commercial Finance Corporation (the Company) is a corporation organized in the State of Wyoming in November 1973 as DOL Resources, Inc.  From date of organization until October 2002, the Company’s primary business activity was the acquisition of interests in various oil and gas properties, as well as coal and oil and gas exploration.  Following a corporate reorganization in 2007, the Company currently specializes in the placement of equity, debt and mezzanine financing from $1 million to $500 million dollars for commercial real estate deals in the United States and globally. The company, through its wholly owned subsidiary, Omega Capital, provides financing programs directly with their proprietary capital; with its institutional resources through hedge funds, pension funds, private equity funds, and private investors; and or a combination of both.  On September 12, 2007 in a stock exchange, Omega Capital Funding LLC became a wholly owned subsidiary of Omega Commercial Finance Corporation, a publicly traded company.

Consolidated Financial Statements:

The unaudited consolidated financial statements include the accounts of Omega Commercial Finance Corporation and its consolidated subsidiaries, all of which are wholly owned.  The financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial reporting.  All intercompany balances and transactions have been eliminated in consolidation.  In the opinion of management, the accompanying financial statements include all adjustments (consisting of normal recurring accruals and adjustments) necessary to present fairly, in all material respects, the Company’s interim results.  Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

Recognition of revenue:

Fee income is recognized when earned according to the terms of the contracts.  Non refundable engagement fees are recorded as income when received; commitment fees are recognized as income when the deal closes or the contract is in default by the client.  Unearned fees are deferred and carried as a liability.

Cash and cash equivalents:

For purposes of the statement of cash flows, the Company considers cash in bank accounts, certificate of deposits and investment instruments purchased with maturities of three months or less as cash and cash equivalents.

Depreciation:

Fixed assets are stated at cost and depreciated under the straight-line method over their estimated useful life (five to seven years).

Income taxes:

Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities. The Company considers future taxable income and ongoing, prudent and feasible tax planning strategies, in assessing the value of its deferred tax assets. If the Company determines that it is more likely than not that these assets will not be realized, the Company will reduce the value of these assets to their expected realizable value, thereby decreasing net income. Evaluating the value of these assets is necessarily based on the Company’s judgment. If the Company subsequently determined that the deferred tax assets, which had been written down, would be realized in the future, the value of the deferred tax assets would be increased, thereby increasing net income in the period when that determination was made.

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Earnings Per Share:

Basic earnings per share is computed by dividing the net income available to common stockholders by the weighted average number of common shares outstanding during the period.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FIN 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109," which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in an income tax return. FIN 48 presents a two-step process for evaluating a tax position. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, based on the technical merits of the position. The second step is to measure the benefit to be recorded from tax positions that meet the more-likely-than-not recognition threshold, by determining the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement, and recognizing that amount in the financial statements. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management believes the adoption of FIN 48 will not have a material impact on the Company’s results of operations, financial position or cash flow.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB No. 108 requires that registrants quantify errors using both a balance sheet (iron curtain) approach and an income statement (rollover) approach then evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company has adopted the bulletin during 2006. The adoption did not have a material effect on results of operations, financial position, or cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140.” This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for fiscal years beginning after September 15, 2006. The Company currently does not engage in the activities described in SFAS 155. Consequently, management believes SFAS 155 will not have a material impact on the Company’s results of operations, financial position or cash flow.

In March 2006, the FASB issued SFAS 156, “Accounting for Servicing of Financial Assets- an amendment of FASB Statement No. 140.” This Statement requires an entity to recognize a servicing asset and liability each time it undertakes an obligation to service a financial asset. This statement is effective for fiscal years beginning after September 15, 2006. The Company currently does not engage in the activities described in SFAS 156. Consequently, management believes SFAS 156 will not have a material impact on the Company’s results of operations, financial position or cash flow.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. The Company is currently in the process of evaluating the effect, if any, the adoption of SFAS No. 157 will have on its results of operations, financial position, or cash flows.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which will require the Company to recognize the funded status of defined benefit plans in its statement of financial position. This statement will be effective as of the Company’s year ending August 31, 2007. The Company currently does not have pension benefit plans. Consequently, management believes SFAS 158 will not have a material impact on the Company’s results of operations, financial position or cash flow.

Material Adjustments

Management is not aware of any material adjustments that need to be made to the financial statements in order for them to be in conformity with Generally Accepted Accounting Principles.

NOTE 2: FIXED ASSETS:
Fixed assets consisted of the following:	2007	2006
Office furniture and fixtures	$79,145	$57,886
Office equipment	7,704	7,704
Office computers	20,762	14,675
	107,611	80,256
Less: accumulated depreciation	(26,719)	(4,553)
	$80,892	$75,712

Depreciation for the nine months ended September 30, 2007 and 2006 was $10,916 and $7,483 respectively.

NOTE 3: RELATED PARTIES

During the nine months ended September 30, 2007 and 2006 the Company paid $393,100 and $223,173 to the Company’s management for compensation and other expenses, respectively.

The Company made a $10,000 loan to a business whose partner is a family member of the President of the Company.  The loan is for 10% interest and payable in one year.

NOTE 4: DEPOSITS AND OTHER ASSETS:

Other assets consisted of the following	2007	2006
Deposit on lease	$17,904	$17,907
Deposit on furniture leased	1,182	1,182
Website design	5,000	5,000
Less amortization	(1,417)	(83)

$22,670	$24,086

NOTE 5: INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes.” There are no significant differences between financial statement income and tax income. Provision for income taxes for the period January 1, 2007 to September 30, 2007 consist of the following:

	Federal	State
Income	199,707	199,707
Allowances	0	(5,000)
	199,707	194,707
Tax Rate	34.00%	5.5%
Tax Provision	67,900.38	10,708.89

Income tax receivable of $39,149 arises from the company’s filing amended corporate tax returns. Management believes more likely than not that these monies will be received.

NOTE 6: DEFERRED REVENUES

Deferred revenues consist of commitment fees received on pending contracts that have not been earned yet.

NOTE 7: COMMITMENTS

 The Company leases its office space from an unrelated party under a five year lease which commenced on November of 2005 and expires on October of 2010.  The lease calls for monthly rent payments of $8,952 plus sales tax, and calls for annual increases and pass through of increases in operating expenses and taxes over the base year. In 2005, the Company subleased office space from an unrelated party on a month to month basis.  The Company also subleases office space from an unrelated party in Israel on as needed basis. These leases are considered by the Company to be operating leases.

Future minimum lease payments under the lease contract for the next four years are:

                                       2007           $   118,986

                                       2008                122,543

                                       2009                126,241

                                       2010                107,813

PENDING LITIGATION

As of the date of these statements the Company was involved in the following litigation:

Paxton case# 05-5261-ci-08 $250k

The Company(t h rough it subsidiary Omega Capital Funding, LLC) is a defendant in a civil fraud case filed by Paxton (“Plaintiff”) regarding an agreement for a Purchase and Lease Buyback Program to acquire a parcel of land in Lithonia, GA. The Plaintiff, a third party acting as the sponsor to the Buyer,  deposited $250,000 into the Company’s account for the 1st Lease Payment under the agreement. Subsequently the Company cancelled the agreement and terminated the transaction after discovering that the Buyer had submitted a fraudulent appraisal and had made material misrepresentations.   The Plaintiff, who has a judgment against the Buyer they sponsored, is seeking a refund of the e lease payment from the Company. The case is in the discovery stage and its final outcome can not be ascertained as of this time.

NOTE 8: INVESTMENT IN BROKER DEALER

The Company paid $126,400 for an interest of 48% in an unaffiliated broker dealer. Of the amount paid, only $50,500 is refundable if the transaction is not consummated. The Company is accounting for this transaction as a deposit until such time as the Company has obtained approvals from the regulatory agencies.

NOTE 9: SEGMENT INFORMATION

The Company has one (1) wholly owned subsidiary, Omega Capital Funding LLC, whose primary business is providing financing programs directly with their proprietary capital; with its institutional resources through hedge funds, pension funds, private equity funds, and private investors; and or a combination of both.  Omega Capital Funding LLC is the sole source of income for the Company.  As of September 30, 2007, Omega Capital Funding LLC generated a net income before taxes of $199,707 on revenues of $1,488,316 from external customers, holding total assets of $377,027, net of depreciation.

Segmented income for the Company was achieved as follows:

	Omega Capital		Omega Commercial
Revenues	1,488,316		1,488,316
Expenses	1,288,887		1,288,887
	199,429		199,429
Interest	278		278
Income before taxes	199,707		199,707

	Omega Capital	Omega Capital	Omega Capital
	1/1/07-6/30/07	7/1/07-9/30/07
Revenues	603,536	884,780	1,488,316
Expenses	705,669	583,218	1,288,887
	(102,133)	301,562	199,429
Interest	0	278	278
Net Income/Loss before taxes	(102,133)	301,840	199,707

Asset details are as follows (with rounding error of 1):

	Omega Capital	Omega Commercial	Consolidated
Current	126,965	10,100	137,065
Other Receivables	10,000	0	10,000
Current Assets	136,965	10,100	147,065
Fixed Assets (net of depreciation)	80,893	0	80,893
Deposits	22,670	126,400	149,070
Total Assets	240,528	136,500	377,028

Omega Commercial Finance Corp
Balance Sheet
December 31, 2006 and 2005
Audited

	2006	2005
ASSETS
Current Assets
Cash in Bank	$8,217		$56,837
Accounts receivable-trade, net	-		-
Other receivables	-
Prepaid Expenses	-		9,880
Total Current Assets	8,217		66,717
Fixed Assets
Furniture and Fixtures	62,864		53,473
Equipment	7,704		-
Computer Hardware	14,675		7,331
Computer Software	-		-
Other depreciable assets	2,648		-
Total Fixed Assets	87,891		60,804
(Less) Accumulated Depreciation	(15,802)		(4,553)
Total Fixed Assets	72,089		56,251
Other Assets
Deposits	19,086		19,086
Intangible Assets (Net of Amortization)	4,333
Total Other Assets	23,420		19,086
Total Assets	$103,726		$142,054

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Unearned Revenue - pending / litigation	$302,000	$
Other Accrued Expenses	31,469		-
Total Current Liabilities	333,469		-
Long Term Liabilities
Loans Payable	12,500		-
Total Long Term Liabilities	12,500		-
Total Liabilities	345,969		-
Shareholders' Equity
Capital stock, 1,500 shares authorized
1,500 shares outstanding	15		15
Retained Earnings	(242,259)		142,039
Total Shareholder's equity	(242,244)		142,054
Total Liabilities and Shareholders' Equity	$103,726		$142,054

Omega Commercial Finance Corp
Statement of Operations
For the years ending December 31, 2006 and 2005
Audited

	2006	2005

Net sales	$483,500	$572,469

Cost of goods sold	0	0

Gross Profit	483,500	572,469

General and Administrative Expenses	867,798	430,430

Net (loss)	$(384,298)	$142,039

Net loss per share	$(256.20)	$94.69

Weighted average of outstanding shares	1,500	1,500

Omega Commercial Finance Corp
Statement of Cash Flows
For the years ending December 31, 2006 and 2005
Audited

	2006	2005
Cash flows from operations
Net Income (Loss)	$(384,298)	$142,039
Adjustments to reconcile net income to
net operating activities
Depreciation	11,250	4,553
Amortization	667	0
Loss on abandonment of assets	0	0
Stock options for services	0	0
(Increase) Decrease in accounts receivable	0	0
(Increase) Decrease in other receivables	0	0
(Increase) Decrease in prepaid	9,880	(9,880)
Increase (Decrease) Unearned Revenue	302,000	0
Increase (Decrease) in other accrued expenses	31,469
Increase (Decrease) in payroll taxes	0	0
Increase (Decrease) in sales taxes	0	0
(Increase) Decrease in deposits	0	(19,086)
Net cash provided by operations	(29,032)	117,626

Investing Activities
Purchase of fixed assets	27,087	60,804
Purchase of other assets	5,000	0
Net cash used in investing activities	32,087	60,804

Financing Activities
Sale of Stock	0	15
Costs of PPM	0	0
Borrowings for purchase of assets	0	0
Payment on debt	0	0
Loans Payable	12,500	0
Net cash generated by financing activities	12,500	15

Increase (decrease) in cash and equivalents	(48,619)	56,837
Cash at the beginning of period	56,837	0
Cash at the end of period	$8,218	$56,837
Supplemental disclosures to the Statement of Cash Flows
State Franchise tax paid	$0	$0
Interest paid	$0	$0

Omega Commercial Finance Corp
Statement of Shareholders’ Equity
For the years ended December 31, 2006 and 2005
Audited

			RETAINED
Date	SHARES	AMOUNT	DEFICIT	TOTAL

		2005
December 31, 2005	1,500	15	142,039	142,054
Money Raising Costs		-		-
Net (Loss)			-	-
December 31,2005	1,500	15	142,039	142,054

		2006
December 31, 2006	1,500	15	142,039	142,054
Exchange loss

Money Raising Costs				-
Net (Loss)			(384,298)	(384,298)
December 31, 2006	1,500	15	(242,259)	(242,244)

Omega Commercial Finance Corp

Years Ended December 31, 2006 and 2005

Audited

NOTE 1:  OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNT POLICIES

Nature  of  business:

Omega Capital Funding, LLC is a Florida Limited Liability Company (LLC) organized in December of  2004 as a Florida Corporation and converted into an LLC on August 24, 2006. The company specializes in the placement of equity, debt and mezzanine financing from $1 million to $500 million dollars for commercial real estate deals in the United States and globally. The company provides financing programs directly with their proprietary capital; with its institutional resources through hedge funds, pension funds, private equity funds, and private investors; and or a combination of both.

Recognition of revenue:

Fee income is recognized when earned according to the terms of the contracts.  Non refundable engagement fees are recorded as income when received; commitment fees are recognized as income when the deal closes or the contract is in default by the client.  Unearned fees are deferred and carried as a liability.

Cash  and cash equivalents:

For purposes of the statement of cash flows, the Company considers cash in bank accounts, certificate of deposits and investment instruments purchased with maturities of three months or less as cash and cash equivalents.

Depreciation:

Fixed assets are stated at cost and depreciated under the straight-line method over their estimated useful  life (five to seven years).

Income taxes:

Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities. The Company considers future taxable income and ongoing, prudent and feasible tax planning strategies, in assessing the value of its deferred tax assets. If the Company determines that it is more likely than not that these assets will not be realized, the Company will reduce the value of these assets to their expected realizable value, thereby decreasing net income. Evaluating the value of these assets is necessarily based on the Company’s judgment. If the Company subsequently determined that the deferred tax assets, which had been written down, would be realized in the future, the value of the deferred tax assets would be increased, thereby increasing net income in the period when that determination was made.

Omega Commercial Finance Corp

Years Ended December 31, 2006 and 2005

Audited

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FIN 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109," which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in an income tax return. FIN 48 presents a two-step process for evaluating a tax position. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, based on the technical merits of the position. The second step is to measure the benefit to be recorded from tax positions that meet the more-likely-than-not recognition threshold, by determining the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement, and recognizing that amount in the financial statements. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management believes the adoption of FIN 48 will not have a material impact on the Company’s results of operations, financial position or cash flow.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB No. 108 requires that registrants quantify errors using both a balance sheet (iron curtain) approach and an income statement (rollover) approach then evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company has adopted the bulletin during 2006. The adoption did not have a material effect on results of operations, financial position, or cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140.” This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require

Omega Commercial Finance Corp

Years Ended December 31, 2006 and 2005

Audited

bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for fiscal years beginning after September 15, 2006. The Company currently does not engage in the activities described in SFAS 155. Consequently, management believes SFAS 155 will not have a material impact on the Company’s results of operations, financial position or cash flow.

In March 2006, the FASB issued SFAS 156, “Accounting for Servicing of Financial Assets- an amendment of FASB Statement No. 140.” This Statement requires an entity to recognize a servicing asset and liability each time it undertakes an obligation to service a financial asset. This statement is effective for fiscal years beginning after September 15, 2006. The Company currently does not engage in the activities described in SFAS 156. Consequently, management believes SFAS 156 will not have a material impact on the Company’s results of operations, financial position or cash flow.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. The Company is currently in the process of evaluating the effect, if any, the adoption of SFAS No. 157 will have on its results of operations, financial position, or cash flows.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which will require the Company to recognize the funded status of defined benefit plans in its statement of financial position. This statement will be effective as of the Company’s year ending August 31, 2007. The Company currently does not have pension benefit plans. Consequently, management believes SFAS 158 will not have a material impact on the Company’s results of operations, financial position or cash flow.

Omega Commercial Finance Corp

Years Ended December 31, 2006 and 2005

Audited

NOTE  2: FIXED ASSETS:

Fixed assets consisted of the following	2006	2005

Office furniture and fixtures	$65,512	$53,473
Office equipment	7,704	-0-
Office computers	14,675	7,331
	87,891	60,804
Less: accumulated depreciation	(15,802)	(4,553)

$72,089	$56,251

NOTE 3: RELATED PARTIES

During the years ended December 31, 2006 and 2005 the Company paid $207,000 and $133,500 to the Company’s management for compensation and other expenses, respectively.

NOTE 4: DEPOSITS AND OTHER ASSETS:

Other assets consisted of the following:	2006	2005

Deposit on lease	$17,904	$17,904
Deposit on furniture leased	1,182	1,182
Website design	5,000	-0-
Less amortization	(666)	-0-
	$23,420	$19,086

NOTE 5: INCOME TAXES

The Company was taxed as a “C” Corporation in 2005 and from January 1, 2006 to August 31, 2006, when it was converted to a Limited Liability Company (LLC).  For the period from September 1, 2006 to December 31, 2006, the Company was a multi member LLC, taxed as a partnership. There are no significant differences between financial statement income and tax income.

Provision for income taxes consist of the following:

Period ended	Total	Federal	State
December 31, 2005	$57,774	$48,350	$9,424
December 31, 2006	$(38,926)	(38,926)	-0-
Income taxes payable	$18,848	$9,424	$9,424

Omega Commercial Finance Corp

Years Ended December 31, 2006 and 2005

Audited

NOTE 6: DEFERRED REVENUES

Deferred revenues consist of commitment fees received on pending contracts that have not been earned yet.

NOTE 7: COMMITMENTS

 The Company leases its office space from an unrelated party under a five year lease which commenced on November of 2005 and expires on October of 2010.  The lease calls for monthly rent payments of $8,952 plus sales tax, and calls for annual increases and pass through of increases in operating expenses and taxes over the base year. In 2005, the Company subleased office space from an unrelated party on a month to month basis.  The Company also subleases office space from an unrelated party in Israel on as needed basis.

Future minimum lease payments under the lease contract for the next four years are:

                                       2007           $   118,986

                                       2008                122,543

                                       2009                126,241

                                       2010                107,813

PENDING LITIGATION

As of the date of these statements the Company was involved in the following litigation:

Omega Commercial Finance Corp

Years Ended December 31, 2006 and 2005

Audited

Paxton case# 05-5261-ci-08 $250k

The Company is a defendant in a civil fraud case filed by Paxton (“Plaintiff”) regarding an agreement for a Purchase and Lease Buyback Program to acquire a parcel of land in Lithonia, GA. The Plaintiff, a third party acting as the sponsor to the Buyer , deposited $250,000 into the Company’s account for the 1st Lease Payment under the agreement. Subsequently the Company cancelled the agreement and terminated the transaction after discovering that the Buyer had submitted a fraudulent appraisal and had made material misrepresentations.   The Plaintiff, who has a judgment against the Buyer they sponsored, is seeking a refund of th e lease payment from the Company. The case is in the discovery stage and its final outcome can not be ascertained as of this time.

OMEGA COMMERCIAL FINANCE CORPORATION

4,829,654 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

UNTIL _____________, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$56.93
Federal Taxes	-
State Taxes and Fees	-
Transfer Agent Fees	-
Accounting fees and expenses	5,000.00
Legal fees and expense	10,000.00
Blue Sky fees and expenses	-
Miscellaneous	-
Total	$15,023.26

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statue, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of the directors’ duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit.  Delaware law does not permit a corporation to eliminate a director’s duty of care, and this provision of our certificate of incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director’s breach of the duty of care.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We also maintain officers’ and directors’ liability insurance coverage.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On September 14, 2007, pursuant to a Share Purchase Agreement and Share Exchange, executed by and among OCF CORP, OCFI and the Shareholders of OFCI, OCF CORP acquired OCFI. OCFI become a wholly owned subsidiary of OCF CORP and in connection therewith, 12,000,000 shares of OCF COR was issued to the Shareholders.

ITEM 16. EXHIBITS.

Exhibit No.		Description
2.1		Share Purchase Agreement and Share Exchange dated September 14, 2007, among, Omega Capital Funding, LLC and Belmont Partners LLC. (1)

5.1		Anslow + Jaclin, LLP

23.1		Consent of Independent Auditor

16.1		Letter from Turner, Stone & Company, LLP (1)

99.1		Audited Consolidated Financial Statements of Omega Capital Funding as of December 31, 2006 and 2005 (1)

99.2		Unaudited Condensed Consolidated Financial Statements of Omega Capital Funding as of June 30, 2007 and 2006 for the three months ending June 30, 2007 and 2006. (1)

99.3

Unaudited Pro Forma Condensed Consolidated Balance Sheet at June 30, 2007, Unaudited Pro Forma Condensed Consolidated Statement of Income/(Loss) and Comprehensive Income/(Loss) for the six months ended June 30, 2007, Unaudited Pro Forma Condensed Consolidated Statement of Income/(Loss) and Comprehensive Income/(Loss) for the year ended December 31, 2006 for Omega Capital Funding and accompanying notes. (1)

10.9	-	Investment Agreement dated February 6, 2008, by and between the Company and Dutchess Private Equities Fund, Ltd.

10.10	-	Registration Rights Agreement dated February 6, 2008, by and between the Company and Dutchess Private Equities Fund, Ltd.

(1) Incorporated by reference to Form 8-K/A filed on October 29, 2007 (File No. 000-08447)

II-5

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any additional or changed material information with respect to the plan of distribution.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the General Corporation Law of the State of Delaware or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, on the 12th day of February 2008..

Omega Commercial Finance Corporation

By:	/s/ Jon S. Cummings, IV
Jon Cummings
Chief Executive Officer

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints Jon S. Cummings, IV as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933).

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Name	Title	Date
s/s Jon S. Cummings, IV Jon S. Cummings, IV	Chief Executive Officer, President Principal Financial Officer, Principal Accounting Officer and Chairman of the Board of Directors	February 12, 2008

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